Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE RAISED 2007 EARNINGS OUTLOOK
WARREN, Ohio — November 17, 2008 —Stoneridge, Inc. (NYSE: SRI) announced today that earnings for the fourth quarter of 2007 are expected to be in the range of $0.24 to $0.30 per diluted share. As a result, the Company said that the full-year 2007 earnings are expected to be in the range of $0.67 to $0.73 per diluted share, which is higher than its previously announced range of $0.45 to $0.55 per diluted share. Current earnings estimates include restructuring expense of approximately $1.0 million for the Company’s previously announced restructuring initiatives.
“Our fourth-quarter results were positively impacted by a more favorable sales mix in our North America electronics business, continued strength in our European electronics business and improvement in our China operations,” said John C. Corey, president and chief executive officer. “These improvements offset the continued decline in the Class 8 truck market in North America.”
Stoneridge will report its fourth-quarter results on January 31, 2008. A live Internet broadcast of Stoneridge’s conference call regarding 2007 fourth- quarter results can be accessed at 11 a.m. Eastern time on Thursday, January 31, 2008, at www.stoneridge.com, which will also offer a webcast replay.
About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2006 were approximately $709 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Ken Kure, Corporate Treasurer and Director of Corporate Finance
330/856-2443